Exhibit 10.1

FIRST AMENDMENT

TO THE THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

MID-AMERICA APARTMENTS, L.P.

This FIRST AMENDMENT (this “Amendment”) to the THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MID-AMERICA APARTMENTS, L.P. (the “Partnership”) is made and entered into to be effective as of November 10, 2016. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 1, 2013 (the “Partnership Agreement”).

W I T N E S S E T H:

WHEREAS, Mid-America Apartment Communities, Inc., a Tennessee corporation (the “General Partner”), is the sole general partner of the Partnership;

WHEREAS, pursuant to Section 4.2A of the Partnership Agreement, the General Partner is authorized to cause the Partnership from time to time to issue additional Partnership Units to the Partners (including the General Partner) or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Tennessee law;

WHEREAS, pursuant to Section 14.1B of the Partnership Agreement, the Partnership Agreement may be amended by the General Partner, without the consent of the Limited Partners, to set forth the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2A of the Partnership Agreement;

WHEREAS, the General Partner desires to designate, establish and issue a new series of Preferred Units, which shall be referred to as “Series I Preferred Units”, and to amend the Partnership Agreement, pursuant to, and in accordance with, the Partnership Agreement, for the purpose of setting forth the designations, rights, powers, duties and preferences of the Series I Preferred Units; and

WHEREAS, the General Partner intends, in establishing the Series I Preferred Units, that each Series I Preferred Unit shall be substantially the economic equivalent of one share of the General Partner’s 8.50% Series I Cumulative Redeemable Preferred Stock;

NOW, THEREFORE, the General Partner hereby amends the Partnership Agreement in the manner set forth below:

1. Series I Preferred Units. The Partnership Agreement is hereby amended by adding to the Partnership Agreement the new Exhibit F attached hereto and incorporated herein, which Exhibit F sets forth the designations, rights, powers, duties and preferences of the Series I Preferred Units.

IN WITNESS WHEREOF, Mid-America Apartment Communities, Inc., as the sole general partner of the Partnership, has executed this Amendment as of the date first written above, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein as of such date.

GENERAL PARTNER: Mid-America Apartment Communities, Inc., a Tennessee corporation

By:	/s/ Albert M. Campbell III

Name:	Albert M. Campbell III

Title:	Chief Financial Officer

EXHIBIT F

TO THE THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

DESIGNATING AND FIXING THE RIGHTS AND

PREFERENCES OF A SERIES OF PREFERRED UNITS

(1) DESIGNATION AND NUMBER. A series of Preferred Units designated the “8.50% Series I Cumulative Redeemable Preferred Units” (the “Series I Preferred Units”) is hereby established. The maximum number of Series I Preferred Units shall be 867,846.

(2) RELATIVE SENIORITY. In respect of rights to receive quarterly distributions and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series I Preferred Units shall rank senior to the Common Units, and any other class or series of Partnership Units ranking, as to quarterly distributions and upon liquidation, junior to the Series I Preferred Units (collectively, “Junior Partnership Units”).

(3) QUARTERLY DISTRIBUTIONS.

(a) The holder of the then outstanding Series I Preferred Units shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative distributions at the rate of $4.25 per Series I Preferred Unit per year, payable in equal amounts of $1.0625 per Series I Preferred Unit quarterly in cash on the last day of each March, June, September, and December, beginning on the last day of December 2016, or if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”). Quarterly distributions on the Series I Preferred Units shall be payable to the holder of record as it appears in the ownership records of the Partnership at the close of business on the applicable record date (the “Record Date”), which shall be the 15th day of the calendar month in which the applicable Quarterly Distribution Date falls on or such other date designated by the General Partner for the payment of quarterly distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any distribution payable for any Distribution Period shorter than a full Distribution Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Quarterly distributions paid on the Series I Preferred Units in an amount less than the total amount of such distributions at the time accrued and payable on such Series I Preferred Units shall be allocated pro rata on a per unit basis among all such Series I Preferred Units at the time outstanding.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) The amount of any quarterly distributions accrued on any Series I Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid quarterly distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of quarterly distributions accrued on any Series I Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid quarterly distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual distribution rate of $4.25 per Series I Preferred Unit for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

(c) Except as provided below in Section 4 (Liquidation Rights), the Series I Preferred Units will not be entitled to any distributions in excess of full cumulative quarterly distributions as described above and shall not be entitled to participate in the earnings or assets of the Partnership, and no interest, or sum of money in lieu of interest, shall be payable in respect of any distribution or payments on the Series I Preferred Units which may be in arrears.

(d) Any distribution made on the Series I Preferred Units shall be first credited against the earliest accrued but unpaid quarterly distribution due with respect to such Series I Preferred Units which remains payable.

(e) No quarterly distributions on the Series I Preferred Units shall be declared by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership or the General Partner, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, quarterly distributions on the Series I Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such quarterly distributions and whether or not such quarterly distributions are declared.

(4) LIQUIDATION RIGHTS.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series I Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to its Partners, before any payment or distribution shall be made on any Junior Partnership Units, the amount of $50.00 per Series I Preferred Unit, plus accrued and unpaid quarterly distributions thereon.

(b) After the payment to the holder of the Series I Preferred Units of the full preferential amounts provided for in paragraph (a) above, the holder of the Series I Preferred Units, as such, shall have no right or claim to any of the remaining assets of the Partnership.

(c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Partnership, the amounts payable with respect to the preference value of the Series I Preferred Units and any other Partnership Units ranking as to any such distribution on a parity with the Series I Preferred Units are not paid in full, the holder of the Series I Preferred Units and of such other Partnership Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective preference amounts to which they are entitled.

(d) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, nor the merger or consolidation of the Partnership into or with any other entity or the merger or consolidation of any other entity into or with the Partnership, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4 (Liquidation Rights).

(5) REDEMPTION.

(a) OPTIONAL REDEMPTION. On and after October 1, 2026, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series I Preferred Units at a price per unit (the “Redemption Price”), payable in cash, of $50.00, together with all accrued and unpaid distributions to and including the date fixed for redemption (the “Redemption Date”), without interest, to the full extent the Partnership has funds legally available therefor. The Series I Preferred Units shall have no stated maturity, and will not be subject to any sinking fund or mandatory redemption provisions.

(b) PROCEDURES OF REDEMPTION.

(1) At any time that the General Partner exercises its right to redeem all or any shares of its 8.50% Series I Cumulative Redeemable Preferred Stock, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series I Preferred Units in the manner set forth herein.

(2) No Series I Preferred Units may be redeemed except from proceeds from the sale of capital stock of the General Partner, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

(3) Unless full accumulated distributions on all Series I Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series I Preferred Units shall be redeemed or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Partnership Units); provided, however, that the foregoing shall not prevent the redemption of Series I Preferred Units to preserve the General Partner’s REIT status or in connection with the purchase or acquisition of Series I Preferred Units pursuant to a purchase or exchange offer made on the same terms to the holder of all outstanding Series I Preferred Units.

(6) VOTING RIGHTS. The holder of the Series I Preferred Units, as such, will not have any voting rights.

(7) CONVERSION. The Series I Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

(8) RESTRICTION ON OWNERSHIP. The Series I Preferred Units shall be owned and held solely by the General Partner.

(9) GENERAL.

(a) Nothing contained herein or in the Partnership Agreement shall limit the authority of the General Partner to take such other action as it deems necessary or advisable to protect the General Partner’s status as a real estate investment trust under Section 856 of the Code.

(b) The rights of the General Partner, in its capacity as holder of the Series I Preferred Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing contained herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner, under the Partnership Agreement, other than in its capacity as the holder of the Series I Preferred Units.